SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549



                              FORM 8-K

                           CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported)   December 13, 1996


                         Berry Petroleum Company
         (Exact name of registrant as specified in its charter)


Delaware                   1-9735                      77-0079387
(State or other         (Commission                  IRS Employer
jurisdiction of          File Number)              Identification No.
incorporation)


       28700 Hovey Hills Road,   P.O. Bin X,  Taft, CA 93268
             (Address of principal executive offices)


Registrant's telephone number, including area code (805) 769-8811


                              N/A
 (Former name or former address, if changed since last report)











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Item 2.     Acquisition or Disposition of Assets.

     On December 13, 1996 Berry Petroleum Company, a Delaware corporation (the "Company"), purchased certain assets from Exxon Corporation, a New Jersey corporation ("Exxon"), for the aggregate consideration of $49.5 million (net of operations from July 1, 1996). The consideration was paid from the Company's existing working capital and borrowing from the Company's unsecured credit facility with NationsBank of Texas. The effective date of the transaction is July 1, 1996.

     The assets purchased include all of the outstanding capital stock of San Joaquin Production Company ("SJPC"), a Louisiana corporation, formerly known as the Exxon San Joaquin Production Company. The primary assets of SJPC are the Formax Property which includes 200 acres of heavy oil producing properties and other assets associated with heavy oil producing activities. The Formax oil producing properties are located adjacent to the Company's South Midway-Sunset field properties. These Formax properties are currently producing about 1,050 barrels per day ("BPD") of heavy (13 degree API) crude oil from 130 wells and have estimated reserves of approximately 20 million barrels.

     The Formax property is subject to a 2-1/2% convertible overriding royalty plus a variable overriding royalty interest ("ORRI") reserved by Exxon. This ORRI provides for Exxon to receive an annual payment equal to 75% of the posted price applicable for 13 degree API crude oil in excess, if any, of a base price. The base price is defined as $12.70 per barrel for 1996, escalated at 2% per year.

Item 7.     Financial Statements and Exhibits.

     (a). Financial Statements. It is impracticable to provide the required financial statements and pro forma financial information at this time and such financial statements and pro forma financial information will be filed as soon as they are available, but in no event later than 60 days after the date this Form 8-K is required to be filed.

     (b).     Pro Forma Financial Information.  See Item 7(a) above.

     (c).     Exhibits.

        10.1 Stock Purchase Agreement, dated December 11, 1996, by and between the Registrant and Exxon Corporation, a New Jersey corporation.




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                        SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   December 17, 1996          BERRY PETROLEUM COMPANY,
                                   a Delaware corporation


                                   /s/ Ralph J. Goehring

                                   By: Ralph J. Goehring,
                                       Chief Financial Officer